UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2019

Atlanticus Holdings Corporation

(Exact name of registrant as specified in its charter)

Georgia	000-53717	58-2336689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328

(Address of principal executive offices)

Registrant’s telephone number, including area code: 770-828-2000

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

            ☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

            ☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

            ☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

            ☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol	Name of exchange on which registered
Common stock, no par value	ATLC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.       Entry into a Material Definitive Agreement.

On November 14, 2019, Access Financial Holdings, LLC (“Access”), a wholly owned subsidiary of Atlanticus Holdings Corporation (the “Company”), sold 50.5 million Class B preferred units (the “Preferred Units”) to investment funds managed or advised by TowerBrook Capital Partners L.P. (“TowerBrook”) at a purchase price of $1.00 per Preferred Unit. The Preferred Units carry a 16% preferred return to be paid quarterly, with up to 6 percentage points of the preferred return to be paid through the issuance of additional Preferred Units or cash, at the Company’s election. The Preferred Units have both call and put rights and also are subject to various covenants including a minimum book value, which if not satisfied, could allow for the securities to be put back to the Company. Subject to satisfying certain closing conditions, Access has the right to issue up to 50.5 million additional Preferred Units on the same terms. The proceeds from the transaction will be used for Access’ general corporate purposes.

In February 2017, Perimeter Funding Corporation, a wholly owned subsidiary of the Company, established a program under which it sells certain receivables to a trust and securitizes such receivables though the issuance by the trust of notes that are secured by the receivables and other assets of the trust.  Simultaneously with the establishment of the program, the trust sold variable funding notes to an affiliate of TowerBrook pursuant to a facility that currently can be drawn upon up to $70 million to the extent of outstanding eligible principal receivables.

On November 19, 2019,  the Company and certain of its subsidiaries (the “Subsidiary Guarantors”) entered into the Eighth Amendment to Loan and Security Agreement (the “Amendment”) with respect to the Loan and Security Agreement, dated November 26, 2014 (the “Original Agreement”) as previously amended, among the Company, the Subsidiary Guarantors and Dove Ventures, LLC, a Nevada limited liability company (“Dove”).

The Amendment (i) extended the termination date of the $40.0 million term loan from November 21, 2019 to December 20, 2019 and (ii) released one of the Subsidiary Guarantors.  The extension is intended to allow the parties to negotiate a longer-term, market-based extension or replacement.  For more information regarding the Original Agreement, see the Form 8-K filed by the Company with the SEC on December 2, 2014 and the copy of the Original Agreement filed with the Securities and Exchange Commission as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Dove is a limited liability company owned by three trusts.  David G. Hanna is the sole shareholder and the President of the corporation that serves as the sole trustee of one of the trusts, and David G. Hanna and members of his immediate family are the beneficiaries of this trust.  Frank J. Hanna, III is the sole shareholder and the President of the corporation that serves as the sole trustee of the other two trusts, and Frank J. Hanna, III and members of his immediate family are the beneficiaries of these other two trusts.  David G. Hanna is the Chief Executive Officer and Chairman of the Board of the Company.

Item 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTICUS HOLDINGS CORPORATION

Date: November 20, 2019	By:	/s/ William R. McCamey
Name: William R. McCamey
Title: Chief Financial Officer